Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lifezone Metals Limited

Douglas, Isle of Man

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 19, 2026, relating to the consolidated financial statements of Lifezone Metals Limited (the “Company”) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO LLP

BDO LLP

London, United Kingdom

July 29, 2026